Exhibit 99.1

Boxlight Announces Mark Starkey as President

Lawrenceville, GA — (November 19, 2020) – Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions, today announced that Mark Starkey has been appointed as President. Starkey will lead global sales and work cross-functionally across operations.

Starkey has a strong industry track record and has proven himself to be a technology visionary, offering Boxlight a unique advantage in a fragmented, evolving market. Starkey joined Boxlight through the acquisition of Sahara Presentation Systems in September 2020, an acquisition that provided geographic expansion into the EMEA region and a substantially improved financial outlook. He successfully led Sahara as its CEO through the sale amid significant market uncertainty, while producing strong financial performance. Boxlight has provided guidance that it expects the combined companies to generate greater than $27 million in revenue and positive Adjusted EBITDA for the fourth quarter of 2020.

“I am thrilled to add Mark’s experience, relationships and talents to our executive team as we navigate the next phase of Boxlight, with a specific focus on driving revenues within our target verticals, improved margins and strong profitability,” said Boxlight CEO Michael Pope. “We believe Mark is an ideal leader to help guide the company through the market opportunities ahead as we continue to disrupt education and corporate environments with interactive technologies.”

Having graduated with a Bachelor of Science (BSc), Economics at Brunel University London, Starkey qualified as a Chartered Accountant with EY before moving into the technology industry 22 years ago. Starkey spent 17 years with Logicalis in senior commercial management roles including COO and Managing Director before moving to EMC and Dell where he was initially responsible for the software business across EMEA before heading up the sales strategy for Western Europe. Starkey joined Sahara PLC as CEO in February this year and then joined Boxlight upon merging the companies in September 2020.

Mark Starkey commented, “I am honored to join the Boxlight executive team and have the opportunity to lead the global sales organization as we integrate the Sahara and Boxlight businesses. We have the best solutions in the market, we have the best sales team in the industry, and we have a very exciting future as we execute on our growth strategy.”

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch® and Mimio®. The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, supporting accessories and professional services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media Relations

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Michael Pope

+1 360-464-4478

investor.relations@boxlight.com